Exhibit 10

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

BETWEEN

RET HOLDINGS, LLC,

as Buyer

and

ORMAT NEVADA INC.,

as Seller

for the purchase of the membership interests in

IMPERIAL SOLAR 1, LLC

DATED AS OF MARCH 26, 2014

(continued)

(continued)

(continued)

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Project Site
Exhibit C	Form of FIRPTA Certificate
Exhibit D	IE Schedule
Exhibit E	Form of Promissory Note
Exhibit F	Form of SNDA
Exhibit G	Form of Title Policy
Exhibit H	Form of Blue Mountain Guarantee
Exhibit I	Form of Membership Interests Escrow Agreement

Schedules

Schedule 1.1	Knowledge
Schedule 3.7	Authorizations
Schedule 3.10	Capitalization
Schedule 3.12	Contracts
Schedule 3.13	Other Assets
Schedule 3.14	Liabilities
Schedule 3.17	Permits
Schedule 3.18	Tax Matters
Schedule 3.20	Affiliate Transactions
Schedule 3.23	Environmental Matters
Schedule 3.25	Real Property Agreements
Schedule 3.28	Project Development
Schedule 3.31	Bank Accounts
Schedule 5.11	EPC Schedule
Schedule 8.19	Surviving Arrangements

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This Membership Interest Purchase and Sale Agreement (this “Agreement”) is made as of March 26, 2014 (the “Execution Date”) by and between RET Holdings, LLC, a Delaware limited liability company (“Buyer”) and Ormat Nevada Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed such terms in Article I.

W I T N E S S E T H:

WHEREAS, Seller owns ninety nine percent (99%) of the membership interests in, and ORNI Holding LLC, a Delaware limited liability company and wholly-owned Subsidiary of Seller (“Holding”), owns one percent (1%) of the membership interests in, Imperial Solar 1, LLC, a Delaware limited liability company (the “Project Company”), a single purpose entity that owns all the assets related to the Project, comprising the approximately 13.1 megawatt (DC) solar power generating facility currently in development in Heber, California (the “Project”);

WHEREAS, Seller has undertaken certain development and construction activities on behalf of the Project Company with respect to the Project and shall, prior to the sale of the Membership Interests related to the Project Company, transfer all right, title and interest to assets held with respect to the Project to the Project Company; and

WHEREAS, Seller desires to sell, or caused to be sold, to Buyer, and Buyer desires to purchase from Seller, all of the membership interests of the Project Company (collectively, the “Membership Interests”), on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1     Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in .

“Action” means any action, suit, litigation, arbitration, mediation or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) before any court or other Governmental Authority or any mediator, arbitrator or mediation or arbitration panel.

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person.

“Agreement” has the meaning set forth in the preamble hereof.

“ARRA” means the American Recovery and Reinvestment Tax Act of 2009, as amended, and applicable regulations, guidelines, required applications and certifications promulgated or required in connection therewith.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Closing Date, by and between the Buyer and Seller transferring the Membership Interests to Buyer and substantially in the form of Exhibit A hereto.

“Balance Sheet” has the meaning set forth in Section 3.22.

“Blue Mountain Guarantee” means a guaranty, substantially in the form set forth on Exhibit H, executed by each of the guarantor parties thereto in favor of Seller.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in California or New York are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Credit Support” means Owner Security as defined in the EPC Schedule.

“Buyer Damages” has the meaning set forth in Section 6.1.

“Buyer Fundamental Representations” has the meaning set forth in Section 6.7(c).

“Buyer Indemnitee Notice” has the meaning set forth in Section 6.2.

“Buyer Indemnitee Third Party Claim” has the meaning set forth in Section 6.5(a).

“Buyer Indemnitees” has the meaning set forth in Section 6.1.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Deadline” means March 31, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Operation Date” has the meaning set forth in the PPA.

“Confidential Information” has the meaning set forth in Section 5.6.

“Confidentiality Agreements” means that certain Non-Disclosure Agreement dated as of October 31, 2013 between Renewable Energy Trust Capital, Inc. and the Project Company and that certain Non-Disclosure Agreement dated as of September 3, 2013 between ESU Services SAS and the Project Company.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Contract(s)” has the meaning set forth in Section 3.12(a).

“Control,” “Controlled” and “Controlling” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, membership interests or partnership interests, by contract or otherwise.

“Dispute” has the meaning set forth in Section 8.13.

“Election Period” has the meaning set forth in Section 6.5(a)(i).

“Environmental Laws” means any and all Laws and any amendments thereto as of the Closing Date, relating to the environment, human health, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, Release or threatened Release of Hazardous Substances, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and any similar or implementing state or local Law, all amendments or regulations promulgated thereunder.

“EPC Schedule” has the meaning set forth in Section 5.11.

“ERISA” has the meaning set forth in Section 3.27(a).

“ERISA Affiliate” has the meaning set forth in Section 3.27(a).

“Escrow Agreement” shall mean, if applicable, that certain Escrow Agreement dated as of the date hereof by and among Seller, Buyer and Wells Fargo Bank, National Association, a national banking association, as escrow agent.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Permits” has the meaning set forth in Section 3.17.

“FERC” has the meaning set forth in Section 3.32(a).

“FIRPTA Certificate” has the meaning set forth in Section 2.4(a)(ii).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any (a) nation, state, commonwealth, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Geothermal Lease” means that certain Lease Agreement dated February 17, 1977, executed by Joseph L. Holtz, as lessor, and Chevron U.S.A., Inc., a corporation, as lessee, a Short Form of which was recorded on May 18, 1977 as Instrument No. 17 in Book 1401, Page 925 of the Official Records of Imperial County, California, as such Lease Agreement has previously been amended and from time to time.

“Hazardous Substances” means any hazardous substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, toxic substances, or asbestos or any materials containing asbestos) designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

“Holding” has the meaning set forth in the recitals to this Agreement.

“IE Schedule” shall mean the schedule attached to this Agreement as Exhibit D that sets forth the IE Report open items and identifies such items necessary for Closing and Substantial Completion as mutually agreed to by Buyer and Seller.

“IID” means Imperial Irrigation District, an irrigation district duly organized and existing under the Water Code of the State of California.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, or (c) patents, inventions, know-how and trade secrets as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing.

“Interconnection Agreement” means that certain Standard Generator Interconnection Agreement, dated as of June 11, 2013, by and between IID and Ormat Nevada Inc.

“ITC” means the investment tax credits for qualified solar systems under Sections 38(b)(1), 46 and 48 of the Code.

“Knowledge” when used (i) with respect to Seller or the Project Company, means the actual knowledge of the individuals listed on Schedule 1.1(a); provided that no such Person listed on Schedule 1.1(a) shall have any individual liability to Buyer under or in connection with this Agreement and (ii) with respect to Buyer, means the actual knowledge of the individuals listed on Schedule 1.1(b); provided that no such Person listed on Schedule 1.1(b) shall have any individual liability to Seller under or in connection with this Agreement.

“Law(s)” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, ordinance, code, Order or regulation by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, whether matured or unmatured, whether disputed or undisputed, whether secured or unsecured and whether due or to become due), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP, including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, hypothecation, assessment, levy, imposition, claim, assignment, purchase right, option, warrant, transfer restriction, charge or other security interest or claim, restriction or limitation of any kind or nature whatsoever.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, Orders, decrees, rulings, damages, dues, penalties, fines, Taxes, costs, liabilities, obligations, losses, expenses and fees, including interest, penalties, accounting and other advisory fees, investigation costs, court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, (a) with respect to Seller, the Project or the Project Company any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the financial condition, properties, assets (including Project Assets), liabilities, business, operations or results of operations of the Project Company or the Project, or (ii) the ability of such Person to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, and (b) with respect to Buyer, a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that a “Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of (i) actions taken or omissions made by a Party at the request or with the consent of the other Party, the failure to take any action prohibited by this Agreement or the taking of any action pursuant to or in accordance with the Agreement; (ii) changes in the renewable power development industry or in renewable energy markets generally and not specifically relating to the Project, (iii) changes in economic conditions or financial markets in any country or region or globally, (iv) legal, accounting or regulatory changes, (v) the announcement of this Agreement and the transactions contemplated hereby or (vi) changes in general political conditions, including any acts of war or terrorist activities. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Membership Interests Escrow Agreement” shall mean that certain Escrow Agreement dated as of the Closing Date hereof by and among Seller, Buyer and Chadbourne & Parke LLP, as escrow agent, substantially in the form attached hereto as Exhibit I.

“Order” means any temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means any permit, consent, approval, authorization, notification, variance, waiver, order, filing, license, franchise, registration of, from, to or with any Governmental Authority.

“Permit Application” means all Permits that have been applied for with a Governmental Authority but which have not yet been obtained (and are not necessary to have been obtained as of the Closing Date).

“Permitted Liens” means:

(a)     Liens for Taxes incurred in the ordinary course of business that are not yet due and payable, or are being contested in good faith by appropriate and lawful proceedings;

(b)     mechanics’, materialmen’s, warehousemen’s, carriers’, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith by appropriate and lawful proceedings;

(c)     good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, or surety, stay, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(d)     Liens consisting of zoning restrictions, public rights-of-way, and similar encumbrances, or other restrictions on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligation and do not individually or in the aggregate materially detract from the value of use of the affected property or interfere with the Project Assets;

(e)     non-monetary Liens incurred in the ordinary course of business which do not currently present any risk of sale of the property subject to the Liens, which do not reduce the value of the Project Assets in any material respect;

(f)     those Liens set forth on Schedule 3.25(b), on any other Schedule or on the Title Commitment; and

(g)     that certain letter dated March 20, 2008 from Toni F. Holtz and Walter J. Holtz to ORNI 24, LLC and that certain letter dated March 7, 2014 from the Project Company to Walter and Toni Holtz, in each case relating to that certain Judgment Pursuant to Stipulation dated July 28, 1993.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Period” means the portion of a Straddle Taxable Period that is not a Pre-Closing Period.

“Post-Closing Taxable Period” means any taxable period that begins and ends after the Closing Date.

“PPA” means that certain Power Purchase Agreement, dated as of November 18, 2011 (as amended October 31, 2013) by and between IID and Project Company.

“Pre-Closing Period” means the portion of a Straddle Taxable Period that ends on the Closing Date.

“Pre-Closing Taxable Period” means any taxable period that ends on or before the Closing Date.

“Project” has the meaning set forth in the recitals to this Agreement.

“Project Assets” means (i) all of the assets owned by the Project Company, including the Contracts, Project Site, Permits, equipment, supplies and all rights necessary for the development, construction, ownership, operation and maintenance of, or otherwise relating to, the Project, and (ii) the Interconnection Agreement.

“Project Company” has the meaning set forth in the recitals to this Agreement.

“Project Contracts” means the PPA, the Real Property Agreements, and the Interconnection Agreement.

“Project Site” means the real property described in Exhibit B.

“Promissory Note” means a promissory note in the form attached as Exhibit E.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualifying Facility” has the meaning set forth in Section 3.32(a).

“Real Property Agreements” means the easements and agreements set forth in Schedule 3.25.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substances.

“Renewable Energy Incentives” shall mean U.S. federal tax credits or other tax benefits (such as accelerated depreciation) associated with the construction, ownership, production, or sale of electricity from the Project, including any governmental payments made in lieu of such tax credits or other benefits (such as the Section 1603 Cash Grant).

“SNDA" means that certain Subordination and Non-Disturbance Agreement, by and among Second Imperial Geothermal Company, a California limited partnership, Heber Field Company, a California limited partnership, the Project Company, OrCal Geothermal LLC, a Delaware limited liability company, and Union Bank, N.A., as trustee, substantially in the form attached hereto as Exhibit F, with such modifications as Union Bank, N.A. shall reasonably request that are reasonably acceptable to Buyer.

“Section 1603 Begun Construction Application” means the on-line preliminary application filed by the Project Company before October 1, 2012, claiming that the Project Company began construction on the Project during 2009 – 2011 but did not place it in service by the end of 2011.

“Section 1603 Cash Grant” means cash grant proceeds with respect to the Project under Section 1603 of the ARRA administered by the Treasury.

“Section 1603 Grant Guidance” means the program guidance issued in July, 2009, and revised in March 2010 and April 2011, by the Treasury with respect to the Section 1603 Cash Grant, the “Begun Construction Applicant Checklist,” the “Frequently Asked Questions and Answers,” and any clarification, addition or supplement thereto, or replacement thereof, issued by the Treasury or any other Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Credit Support” means, if applicable, the $9,000,000 paid by Buyer to Seller pursuant to the terms of the Escrow Agreement.

“Seller Damages” has the meaning set forth in Section 6.3.

“Seller Fundamental Representations” has the meaning set forth in Section 6.7(b).

“Seller Indemnitee(s)” has the meaning set forth in Section 6.3.

“Seller Indemnitee Notice” has the meaning set forth in Section 6.4.

“Seller Indemnitee Third Party Claim” has the meaning set forth in Section 6.5(b).

“Straddle Taxable Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date. In the case of Taxes arising in a Straddle Taxable Period, except as provided in the next sentence, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Taxable Period, the portion of such Tax that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire Straddle Taxable Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Taxable Period. In the event the Taxes described in the preceding sentence are attributable to any property that is revalued or re-assessed (or for which any exemption is forfeited) on or after the Closing Date on account of Buyer’s purchase of 100% of the Membership Interests as contemplated herein, the portion of such Tax allocated to the Pre-Closing Period pursuant to the preceding sentence shall be made without taking into account such revaluation or reassessment. Furthermore, if any Taxes described in the second sentence preceding this sentence are attributable to property that was owned by the Project Company solely in the Pre-Closing Period, such Taxes shall be allocated entirely to the Pre-Closing Period, and if any Taxes described in the second sentence preceding this sentence are attributable to property that was owned by the Project Company solely in the Post-Closing Period, such Taxes shall be allocated entirely to the Post-Closing Period.

“Subsidiary” when used with respect to any Person, means any other Person or entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Proceeding” has the meaning set forth in Section 5.5(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority, including any schedule or attachment thereto and including any amendment thereof and any documents with respect to, or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” means (i) all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes (including, but not limited to, federal, state and local income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, escheat, unclaimed property, energy, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, fees, abatements, assessments, duties or charges of any kind whatever which are required to be paid, withheld or collected; (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person by reason of the application of Treasury Regulation Section 1.1502-6.

“Third Party Claim” has the meaning set forth in Section 6.5(b).

“Title Commitment” has the meaning set forth in Section 2.4(a)(v).

“Title Insurer” has the meaning set forth in Section 2.4(a)(v).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer and/or Seller in connection with the Transactions.

“Transactions” means the transactions contemplated in this Agreement and the Transaction Documents, including the purchase and sale of the Membership Interests.

“Transfer Taxes” means all transfer Taxes if any resulting from the transfer of the Project Company under this Agreement (excluding Taxes measured by net income), including sales, real estate transfer, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Treasury” means the United States Department of the Treasury.

Section 1.2     Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)     the singular number includes the plural number and vice versa;

(b)     reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)     reference to any gender includes each other gender;

(d)     reference to any Article, Section, Exhibit, Annex or Schedule means such Article, Section, Exhibit, Annex or Schedule of or to this Agreement, and references in any Article, Section, Exhibit or Schedule or definition to any clause means such clause of such Article, Section, Exhibit, Annex or Schedule;

(e)     “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof;

(f)     “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(g)     relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(h)     the expression “and/or” shall connote “any or all of”;

(i)     reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect as of the date of this Agreement, including rules and regulations promulgated thereunder;

(j)     whenever a person is permitted or required under this Agreement to make a decision in its “sole discretion” or “discretion,” such Person (i) will be entitled to make such decision on the basis of any reason or for no reason at all, (ii) will be entitled to consider such interests (including its own interests) and factors as such Person desires, and (iii) will have no duty or obligation to give any consideration to any interest of, or factors affecting, any other Person, in each case (i), (ii) and (iii) to the fullest extent permitted by Law; and

(k)     any agreement (including this Agreement), instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; provided, however, that this provision shall not apply to any agreement or instrument the amendment or modification of which requires the consent or approval of a Party hereto and where such consent or approval has not been received.

Article II

PURCHASE AND SALE OF THE INTERESTS

Section 2.1     Purchase and Sale of the Membership Interests. At the Closing, and upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Holding, and Seller agrees to sell to Buyer and to cause Holding to sell to Buyer, all of the Membership Interests, free and clear of all Liens, for and as full consideration for the sale, transfer, conveyance, assignment and delivery of the Membership Interests, the amounts and in the manner specified in Section 2.2.

Section 2.2     Purchase Price. The purchase price for the Membership Interests shall be $35,250,000, the “Purchase Price”) and shall be paid by Buyer as follows:

(a)     If the Closing occurs on a date that is after the Execution Date:

 (i)     On the Execution Date, Buyer shall place the Seller Credit Support in escrow pursuant to the terms of the Escrow Agreement; and

 (ii)     On the Closing Date:

  (A)     Buyer shall pay Seller or cause to be paid to Seller $6,000,000 by wire transfer of immediately available funds;

  (B)     Buyer shall cause the Promissory Note in the amount of $20,250,000 to be executed by Renewable Energy Trust Capital, Inc. and delivered to Seller; and

  (C)     Upon joint instruction from Seller and Buyer, the Seller Credit Support in the amount of $9,000,000 shall be disbursed to Seller in accordance with the terms of Section 1.3 of the Escrow Agreement.

(b)     If the Closing Date occurs on the Execution Date, on the Execution Date:

 (i)     Buyer shall pay Seller or cause to be paid to Seller $15,000,000 by wire transfer of immediately available funds; and

 (ii)     Buyer shall cause the Promissory Note in the amount of $20,250,000 to be executed by Renewable Energy Trust Capital, Inc. and delivered to Seller.

Section 2.3     Closing. The purchase and sale of the Membership Interests (the “Closing”) shall take place via email exchanges of signatures and execution documents, on the Execution Date or on such mutually agreeable date as soon as practicable and no later than one (1) Business Day after the conditions to the Closing set forth in Sections 7.1 and 7.2 have been satisfied or waived (the date upon which the Closing occurs, “Closing Date”); provided, that the Closing shall not occur until all the deliverables set forth in Sections 2.4(a) and 2.4(b) have been received (or waived by the applicable receiving Party). Effective as of the Closing Date, Seller shall cease to be a member of the Project Company, and shall have no further rights with respect to the Project Company, including pursuant to the Organizational Documents of the Project Company.

Section 2.4     Deliveries.

(a)     At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

 (i)     the Assignment and Assumption Agreement;

 (ii)     a certificate of non-foreign status dated as of the Closing Date, in the form attached hereto as Exhibit C, signed under penalty of perjury (i) stating that Seller and Holding own one hundred percent (100%) of the Membership Interests of the Project Company, (ii) stating that each of Seller and Holding is not a foreign corporation, foreign partnership, foreign trust, foreign estate or disregarded entity for federal income tax purposes, (iii) providing Seller’s and Holding’s U.S. employer identification numbers and (iv) providing Seller’s and Holding’s addresses, all in accordance with Section 1445 of the Code and Treasury Regulation Section 1.1445-2(b)(2) (the “FIRPTA Certificate”);

 (iii)     an officer’s certificate of an authorized officer or representative of Seller: (i) certifying that each of the conditions set forth in Sections 7.1(d) and 7.1(e) has been fulfilled; and (ii) attaching true, accurate and complete copies of the Organizational Documents of Seller and the Project Company, and resolutions of Seller authorizing the execution, delivery and performance by Seller of the Transaction Documents to which it is a party, and a certificate of good standing or similar certificates from the Delaware Secretary of State for each of the Seller and the Project Company and from the California Secretary of State for the Project Company;

 (iv)     a certificate of incumbency from the secretary, assistant secretary, managing director or authorized officer of Seller as to the officers or authorized representatives of Seller authorized to execute and deliver the Transaction Documents on behalf of Seller;

 (v)     at Seller’s cost, an unconditional and irrevocable commitment or binder from a national title insurance company (the “Title Insurer”) committing to insure that Project Company has fee title to the Project Site and good and valid, recorded and insurable easement interests including easements for access, ingress, egress and its transmission line, in each case, free and clear of all Liens or other exceptions to title except for Permitted Liens and extended coverage equivalent to an extended ALTA owner’s policy based on an ALTA survey, which Title Commitment shall be substantially in the form of Exhibit G and shall commit to issuing endorsements reasonably acceptable to Buyer, including the following endorsements: nonimputation in favor of Buyer, indirect access and entry, single tax parcel, contiguity, same as survey, and energy facility (ALTA Series 36) (collectively, the “Title Commitment”)

 (vi)     the books and records of the Project Company, including originals where available, or copies of all Real Property Agreements, Contracts, Consents, Permits and Permit Applications;

 (vii)     executed copies of the Real Property Agreements set forth on Schedule 3.25(d); and

 (viii)     the Buyer Credit Support.

(b)     At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

 (i)     the Purchase Price to Seller as provided in Section 2.2 and an amount equal to the premium costs of the title policy with respect to the Project Site (including the premium costs of any binder or endorsements) (which shall be paid to Seller if Seller has already paid the title company for such title policy or paid directly to the title company if such title policy is issued at or after Closing);

 (ii)     the Assignment and Assumption Agreement;

 (iii)     an officer’s certificate of an authorized officer or representative of Buyer: (i) certifying that each of the conditions set forth in Sections 7.2(b) and 7.2(c) has been fulfilled; and (ii) attaching true, accurate and complete copies of the Organizational Documents of Buyer and resolutions of Buyer authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and a certificate of good standing or similar certificates from the Delaware Secretary of State for Buyer;

 (iv)     a certificate of incumbency from the secretary, assistant secretary, or other authorized representative of Buyer as to the officers or authorized representatives of Buyer authorized to execute and deliver the Transaction Documents on behalf of Buyer;

 (v)     the Promissory Note, executed by Renewable Energy Trust Capital, Inc.;

 (vi)     the Membership Interests Escrow Agreement, executed by Buyer and the escrow agent thereunder, and in connection with the execution therewith, Buyer shall deliver to the escrow agent thereunder the limited liability company membership interests in the Project Company (and the related signed but undated transfer instrument executed by Buyer); and

 (vii)     the Blue Mountain Guaranty, duly executed by the guarantor parties thereto.

Section 2.5     Transfer Taxes. All applicable Transfer Taxes (including any membership interest transfer Taxes due as a result of the sale of the Membership Interests and Taxes, if any, imposed upon the transfer of personal property) and filing, recording, registration, stamp, documentary and other similar Taxes and similar fees payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be the responsibility of and be paid equally by Seller and Buyer.

Section 2.6     Allocation for Tax Purposes. Seller and Buyer recognize that the purchase and sale of the Membership Interests pursuant to this Agreement shall be treated as a purchase and sale of the Project Assets for federal income tax purposes. Buyer shall prepare a proposed allocation of the Purchase Price and any Liability treated as assumed for Tax purposes (and all other capitalized costs) among the Project Assets (with the aid of such appraisal reports and cost segregation studies that it deems necessary). Buyer shall deliver such proposed allocation to Seller within ninety (90) days after the Closing Date. If Seller objects to such proposed allocation by means of written notice delivered to Buyer within thirty (30) days following receipt of Buyer’s proposed allocation (which notice will state the nature of such objection), Seller and Buyer shall negotiate in good faith and reasonably cooperate with each other in order to determine the allocation to the various assets of the Project Company for the thirty (30) days thereafter. Seller and Buyer agree (a) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein in a manner consistent with such allocation and (b) not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Law or by any Governmental Authority or with the consent of the other Party.

Article III

REPRESENTATIONS AND WARRANTIES
REGARDING SELLER AND THE PROJECT COMPANY

Seller represents and warrants to Buyer as of the Execution Date as follows:

Section 3.1     Organization-Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Holding is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 3.2     Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and the exercise of judicial or administrative discretion in accordance general equitable principles.

Section 3.3     Non-Contravention-Seller. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with any provision of the Organizational Documents of Seller or Holding, (b) result in the imposition or creation of a Lien upon or with respect to the Membership Interests, (c) violate or result in a breach of any agreement, Contract, lease, license or instrument to which Seller or Holding is a party or by which any of its respective properties are bound, or (d) violate any Law to which Seller or Holding is subject, except, in the case of clauses (c) and (d) for such violations or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Seller, the Project or the Project Company.

Section 3.4     Brokers’ Fees. None of Seller, its Affiliates or the Project Company has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer, any of its Affiliates or the Project Company to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.5     Litigation - Seller. There are no Actions pending or, to Seller’s Knowledge, threatened, in law or in equity before any Governmental Authority against Seller or any of its Affiliates which would have, individually or in the aggregate, a Material Adverse Effect on Seller, and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Seller or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which would have, individually or in the aggregate, a Material Adverse Effect on Seller, the Project or the Project Company.

Section 3.6     Title to Membership Interests. Seller and Holding are the direct record and beneficial owners of the Membership Interests and such Membership Interests represent the entirety of Seller’s and Holding’s interests in the Project Company. Seller and Holding have good and marketable title to the Membership Interests, free and clear of any and all Liens. On the Closing Date, the Membership Interests shall be free and clear of all Liens. Seller and Holding have not granted any option, right, agreement, contract or made any other obligation or commitment pursuant to which any other Person has a right to acquire in any way any ownership or other interest in any Membership Interests. The Membership Interests constitute one hundred percent (100%) of the ownership interests in the Project Company. There is no voting agreement, proxy or similar agreement that could require Seller or Holding to sell, transfer or otherwise dispose of such Membership Interests (other than this Agreement).

Section 3.7     Authorizations. Except as set forth on Schedule 3.7 and for (i) compliance with any applicable requirements of the Securities Act, and (ii) compliance with any other applicable securities Laws, no Consent of, with or to any Governmental Authority or other Person is required to be obtained or made by or with respect to Seller, the Project Company or any of their respective Affiliates in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby.

Section 3.8     Organization of the Project Company. The Project Company is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and has all requisite limited liability company power and authority to carry on its business as it is currently, and contemplated by Seller to be, conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. The Project Company is duly qualified or licensed to do business and in good standing in each jurisdiction, in which the property owned, leased or operated by it or the nature of the business conducted and contemplated by Seller to be conducted by it makes such qualification or license necessary. The Organizational Documents of the Project Company are in full force and effect, and no other documents, instruments, agreements or certificates are in effect that govern the relative rights and obligations of the members of the Project Company. The Project Company is not in breach of, or default under, any of its Organizational Documents. No event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default by the Project Company under any of its Organizational Documents. The Project Company has not given written notice to, or received any written notice that, any member is in breach of, or default under, any of its obligations under the Project Company’s Organizational Documents. True, correct and complete copies of the Organizational Documents of the Project Company have been delivered to Buyer.

Section 3.9     Non-Contravention- Project Company. Neither the execution nor delivery of this Agreement by Seller, nor the consummation by Seller or the Project Company of the transactions contemplated hereby will (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of the Project Company, (b) result in the imposition or creation of any Lien, other than any Permitted Lien, upon or with respect to the Project Assets, the Project Company or the Membership Interests, (c) violate any Law to which the Project Company or the Project is subject, (d) conflict with, result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would result in a violation or breach or constitute a default under), or give rise to a right of termination, cancellation, modification or acceleration of any obligation, trigger or increase in any payment, or result in loss of a benefit under, any provision of any Contract to which Seller or the Project Company is a party or by which any Project Assets are bound or (e) conflict with or result in any violation of any of the terms or requirements of, or give any Governmental Authority any right that it would not otherwise have to revoke, withdraw, suspend, cancel, terminate, or modify any Permit or Permit Application relating to the Project, the Project Site or the Project Company, provided that in the case of clauses (b), (c), (d) and (e), for such conflict, violation, breach, default or otherwise, which would not, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect on the Project or the Project Company.

Section 3.10     Capitalization. Schedule 3.10 sets forth all authorized, issued and outstanding Membership Interests as of the date hereof. Except as set forth in Schedule 3.10, there are no other issued and outstanding Membership Interests, or convertible securities, calls, preemptive rights, options, warrants, rights, contracts, commitments (other than this Agreement), understandings or arrangements by which the Project Company is bound to issue, repurchase or otherwise acquire or retire any additional Membership Interests or other securities of the Project Company. Seller and Holding are the only members of the Project Company. The Membership Interests have been, and at the Closing will be, duly authorized, validly issued, fully paid and nonassessable. The Membership Interests were not issued in violation of the preemptive or other rights of any Person. There are no liabilities for, or obligation with respect to, any dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any of the Membership Interests. The Membership Interests were issued in compliance with applicable securities Laws.

Section 3.11     Subsidiaries. The Project Company has no Subsidiaries and the Project Company has never owned any equity interests in any Person.

Section 3.12     Contracts.

(a)     Schedules 3.12 and 3.25 sets forth all agreements with contract values greater than $10,000 (oral and written), the Project Contracts and the Real Property Agreements, including all instruments, commitments, leases, subleases, licenses, evidences of indebtedness, mortgages, indentures, purchase orders, release binding bids, letters of credit, security agreements and other legally binding arrangements, in each case with contract values greater than $10,000, together with any amendments, restatements, supplements and other modifications thereto, to which the Project Company is a party and which otherwise relate to the Project Site, the Project Assets or the Project and which are in effect on the date hereof (each individually a “Contract” and collectively, the “Contracts”). Each Contract is in full force and effect and is the legal, valid, binding and enforceable obligation of the Project Company and, to Seller’s Knowledge, the other parties thereto, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and the exercise of judicial or administrative discretion in accordance with general equitable principles. Neither the Project Company, nor to Seller’s Knowledge, any of the other parties to any Contract, is in breach, violation or default, and, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification, or acceleration by the other parties under such Contract. The Project Company is not a party to, or bound by, nor are its assets subject to, any Contract with contract values greater than $10,000 other than the Contracts listed on Schedules 3.12 and 3.25.

(b)     To Seller’s Knowledge, the Project Company does not have any outstanding claims or causes of action (including relating to availability), whether for liquidated damages or other monetary damages or otherwise, under any Contract (including a warranty agreement). Neither the Project Company nor any Affiliate of the Project Company has received written notice of any claim or cause of action (including relating to availability) against it, whether for liquidated damages or other monetary damages, under any Contract.

(c)     Other than as set forth on Schedule 3.12 or 3.25, in the Title Commitment or in those certain letters described in clause (g) of the definition of Permitted Liens, there are no outstanding Contracts for the sale of, or purchase options, rights of first refusal, subleases, licenses, concessions or any other Contract affecting Seller or Project Company’s interest in the Project Assets, or granting any other party the right to the possession, use, occupancy or enjoyment of any of the Project Company’s interest in the Project Site or any portion thereof.

Section 3.13     Other Assets. Except for the Contracts listed on Schedules 3.12 and 3.25, the Permits listed on Schedule 3.17, the Environmental Matters listed on Schedule 3.23(a), the Project Site, the assets to be conveyed to the Project Company under the EPC Schedule and other assets listed on Schedule 3.13, the Project Company does not own, and as of the date of Closing, the Project Company will not own directly or indirectly any other material assets. The assets set forth on Schedule 3.12, Schedule 3.13, Schedule 3.17, Schedule 3.23(a), Schedule 3.25, the Project Site and the assets to be conveyed to the Project Company under the EPC Schedule constitute all the assets and documents evidencing rights with respect to the development, construction, ownership and operation of the Project and the Project Assets, owned, leased or licensed or otherwise held by Seller and its Affiliates necessary to perform its obligations under the PPA and Interconnection Agreement. The Project Company was formed solely for the purpose of engaging in the development, construction, ownership and operation of the Project, and the Project Company has not engaged in any material trade, business or similar activity other than as described in this sentence.

Section 3.14     No Undisclosed Liabilities. Except for Liabilities and obligations arising under the Transaction Documents, Contracts and Permits, and as disclosed on the financial statement delivered pursuant to Section 3.22 and except as otherwise set forth in Schedule 3.14 (none of which is a liability for breach of Contract or default thereunder), the Project Company does not have any material Liabilities, absolute or contingent, accrued or unaccrued, matured or unmatured, of the type that would be required to be disclosed in a balance sheet prepared in accordance with GAAP.

Section 3.15     Litigation - Project Company. There are no Actions pending or, to Seller’s Knowledge, threatened in law or in equity or before any Governmental Authority against the Project Company or the Project Assets. Seller has not received written notice of any claim that could be reasonably expected to have a Material Adverse Effect on the Project or the Project Company.

Section 3.16     Legal Compliance. The Project Company is not in material violation of any Law (including Environmental Laws) or Permit applicable to it or its operations.

Section 3.17     Permits. Each Permit listed in Schedule 3.17(a) (“Existing Permits”) is in full force and effect and the Project Company is in material compliance with all its material obligations with respect thereto. There are no Actions pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation, termination or suspension of any Existing Permit of the Project Company. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Project Company of, or a material failure on the part of the Project Company to comply with, any Existing Permit. The Permits listed on Schedule 3.17(b) are the only additional Permits required to be obtained for the construction or operation of the Project and Seller has no reason to believe that such additional Permits cannot be timely obtained in the ordinary course. All of the conditions required for the Project under the Final Agreement for Conditional Use Permit #11-0014/Variance #11-0005 Heber Solar Energy Facility/ORNI 24 LLC (Approved by Planning Commission on October 12, 2011) have been satisfied, fulfilled or waived.

Section 3.18     Tax Matters. Except as set forth in Schedule 3.18:

(a)     All Tax Returns required to have been filed by or with respect to the Project Company on or before the Closing Date have been duly and timely filed, and each such Tax Return was true, correct and complete in all material respects. There are no Liens (other than Permitted Liens) for Taxes on any of the assets of the Project Company.

(b)     The Project Company is not the beneficiary of any extension of time within which to file any Tax Return, nor have Seller, Holding, or the Project Company made any requests for such extensions.

(c)     The Project Company is, and has been at all times since its organization, treated as either a disregarded entity or a partnership for federal tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(l)(i), and neither Seller, Holding, nor the Project Company has filed an election to have the Project Company classified as an association taxable as a corporation pursuant to Treasury Regulations Section 301.7701-3(c).

(d)     No written claim has ever been received by Seller or the Project Company from a Governmental Authority in a jurisdiction where the Project Company does not file Tax Returns that the Project Company is or may be subject to taxation by such Governmental Authority.

(e)     The Project Company is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement or similar arrangements with any Person.

(f)     Neither Seller, Holding, nor the Project Company has issued to any Person a power of attorney, with regard to any tax matter relating to the Project Company, that is currently in effect, and no Tax ruling from a Governmental Authority has been requested or obtained by Seller, Holding, or the Project Company, with respect to any Tax matter relating to the Project Company or the Project Assets.

(g)     None of the Project Assets currently is subject to the Alternative Depreciation System within the meaning of Section 168(g) of the Code.

(h)     No more than a de minimis amount (if any) of the Project Assets in the possession of the Project Company as of the Closing Date is comprised of any property that is used property.

(i)     No federal, state or local tax credit (including the ITC) has been claimed by the Project Company with respect to any Project Assets. The Project Company has not submitted an application claiming a Section 1603 Cash Grant with respect to any Project Assets, other than a Section 1603 Begun Construction Application.

(j)     Neither Seller nor the Project Company has received written notice that any interests in the Project Assets or the Project are, on or prior to the Closing Date, subject to rollback taxes, tax penalties, or tax assessment increases under any local, state or federal law, statute, code, ordinance or regulation pursuant to which any such interests, or any portion or parcel thereof, may have been or would be entitled to a preferential or special real estate tax assessment or tax treatment.

(k)     Neither Seller nor Holding is a foreign person within the meaning of Section 1445 of the Code and is a United States person within the meaning of Section 1446 of the Code.

(l)     Other than with respect to the BDO Independent Accountant’s Report to which representation Section 3.18(o) applies, the Section 1603 Begun Construction Application (including all attachments thereto), a copy of which is set forth in Schedule 3.18(l), was filed with Treasury on September 10, 2012, and the factual information contained therein is true, correct and accurate in all respects. For the avoidance of doubt, Seller is not making any representations regarding the conclusions reached by any third party in any such documents.

(m)     Seller has not received any inquiries or correspondence from Treasury regarding its Section 1603 Begun Construction Application other than those set forth in Schedule 3.18(m).

(n)     All factual information contained in the documents prepared by Seller, Holding or the Project Company and set forth in Schedule 3.18(n) is true, correct and accurate in all respects. To Seller’s Knowledge, all information provided by and documents prepared by third parties and set forth in Schedule 3.18(n) are true, correct and complete in all respects. For the avoidance of doubt, Seller is not making any representations regarding the conclusions reached by any third party in any such documents.

(o)     The factual information provided by Seller, Holding and the Project Company to BDO in connection with the preparation of the BDO Independent Accountants Report, dated September 10, 2012, is true, correct and accurate in all respects. No costs were incurred, no work was done and no binding written contracts were entered into with respect to “specified energy property” (within the meaning of Section 1603 of the ARRA) that is part of the Project prior to January 1, 2009.

(p)     All solar modules installed in the Project were supplied pursuant to (i) that certain Solar Module Supply Agreement, dated as of December 15, 2011, as amended on December 28, 2011, between LDK Solar, International Company Limited and Seller, and (ii) that certain Solar Module Supply Agreement, dated as of April 9, 2013, between ET Solar Energy Limited and Seller.

(q)     Both Seller and Holding are accrual basis taxpayers. Under both Holding and Sellers method of accounting, property is treated as provided when title to the property passes.

(r)     As of the Closing Date all sales, use and any similar taxes related to purchase and installation of the Project Assets shall have been paid in full and no such taxes shall be due and owing by Project Company or any Affiliate of Buyer on or after the Closing Date.

(s)     Neither Seller nor any of its Affiliate has filed for a “first buyer” property tax exclusion with respect to the Project pursuant to Section 73 of the California Revenue and Taxation Code.

Section 3.19     Books and Records. True, correct and complete copies of the organizational books and records of the Project Company have been provided to Buyer.

Section 3.20     Affiliate Transactions. Except as set forth on Schedule 3.20, neither Seller nor any Affiliate of the Project Company or Seller has any interest in or is a party to: (a) any contract, agreement, arrangement, letter of intent, memorandum of understanding, promise, obligation, right, purchase order, lease, license or similar understanding, whether written or oral, with, or relating to, the Project Company or the Project; (b) any loan or other instrument to or from the Project Company; or (c) any right or property (real, personal or mixed, tangible or intangible) used, or expected to be used, by the Project Company or otherwise related to the Project.

Section 3.21     Absence of Certain Actions. Neither the Project Company nor any officer, employee or agent of the Project Company has directly or indirectly given or agreed to give any payment, gift or similar benefit to any Person which constitutes an illegal bribe or kickback (or is unlawful under the Foreign Corrupt Practices Act of 1977) or which constitutes an illegal bribe, illegal kickback or other illegal payment under any applicable Laws of the United States or under the Laws of any state that subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business.

Section 3.22     Financial Statements. Seller has provided to Buyer a true and correct copy of the unaudited balance sheet of the Project Company as of January 31, 2014 (the “Balance Sheet”). The Balance Sheet presents fairly in all material respects the financial condition of the Project Company.

Section 3.23     Environmental Matters.

(a)     Schedule 3.23(a) sets forth all material environmental, health and safety reports, assessments, analyses related to the Project in the possession of Seller and the Project Company that relate to environmental matters concerning the development, construction or operation of the Project and the Project Site. To Seller’s Knowledge, there are no other material environmental site assessments or environmental reports relating to the Project or the Project Site.

(b)     The Project Company is not subject to any outstanding decree, judgment, Order, consent decree, compliance order, or administrative order under any Environmental Laws.

(c)     Seller with respect to the Project and the Project Company are in compliance in all material respects with all Environmental Laws and Permits under Environmental Law.

(d)     Neither the Seller nor the Project Company has been served with notice of any Actions, and to Seller’s Knowledge, no Actions are threatened, against the Seller or the Project Company by any Person under any Environmental Laws.

(e)     Except as set forth in Section 3.23(e), the Seller, the Project Company and to the Knowledge of Seller, their Affiliates or any Person has not stored, disposed of, generated, manufactured, refined, produced, or treated any Hazardous Substance at, upon, or from the Project Site in violation of any Law.

(g)     None of the Project Company, Seller or, to the Knowledge of Seller, any of their respective Affiliates has received any written notice or, to Seller’s Knowledge, oral notice or request for information regarding any unresolved actual, alleged or threatened Actions arising under any Environmental Law from any Person or Governmental Authority regarding the Project, the Project Company or any of the Project Assets.

Section 3.24     Real Property Related Documentation. Seller has delivered to Buyer, to the extent in Seller’s possession or control: (i) all Permits, other than electrical and building permits with respect to the Project; (ii) all material documents certifying the payment of any applicable real estate Tax; (iii) all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints relating to the Project Site; (iv) all policies of title insurance, commitments or preliminary reports on the Project Site; (v) all existing Phase I or other environmental reports or studies in draft or final form relating to the Project Site; (vi) all leases, easements, purchase options or other land rights agreements with respect to the Project Site; (vii) any surveys or plats relating to the Project Site; and (viii) any other material studies, reports, documents, or items evaluating all or any part of the Project Site or the feasibility of the Project.

Section 3.25     Real Property.

(a)     The Project Company owns the Project Site in fee simple.

(b)     The Project Company has never leased or licensed or been granted any written easements or any written options on any real property other than pursuant to the Real Property Agreements. Except as set forth on Schedule 3.25(a) or in the Title Commitment, the Project Company has not leased or licensed, as applicable, or subleased or licensed or otherwise granted any Person the right to use or occupy the real property that is the subject of to the Real Property Agreements.

(c)     (i) Neither Seller nor the Project Company has received written notice of any condemnation, eminent domain or similar governmental proceeding with respect to the Project Site, and (ii) to Seller’s Knowledge, no owner of the real property in which the Project Company has a leasehold, license, option, easement or other real property interest has received any notice of any condemnation, eminent domain or similar governmental proceeding.

(d)     A true, correct and complete copy of the Real Property Agreements in effect as of the Closing Date relating to the Project Site has been provided to Buyer by Seller. Each such Real Property Agreement is in full force and effect, and has not been amended, supplemented, replaced, restated or modified except as noted on Schedule 3.25(d) hereto, and all rent payments and other payments due under each Real Property Agreement prior to the date hereof have been paid as and when due. Neither Seller nor the Project Company is in default (and, to Seller’s Knowledge, no other party thereto is in default) of any obligation in the Real Property Agreements. Upon execution and recording of the Real Property Agreements on Schedule 3.25(d), the Project Company possesses (i) all access, leasehold and other rights necessary for full and complete access to and from the Project Site required to develop, build, construct, install, own, use, operate, electrically interconnect and maintain the Project on the Project Site, (ii) recorded, insurable, metes and bounds access easements to the Project Site and (iii) good and marketable fee and easement interests, as applicable, in the real property. Other than as may be described on the Schedule 3.25(d) or on the Title Commitment, there are no encroachments, easements, liens, encumbrances, covenants, conditions, restrictions, reservations, rights of way, exceptions or other title defects affecting the Project Site. Neither the Project Company nor the Seller has collaterally assigned or granted any security interest in the Real Property Agreements or the Project Site, except as shown on the Title Commitment. As of the Execution Date and Closing, as applicable, there are no Liens, other than Permitted Liens, on the real property and easement interests of the Project Company. The Real Property Agreements comprise all of the real property and easement interests and rights sufficient to enable the Project to be located, constructed, operated and maintained in accordance with the Law, the PPA and the Interconnection Agreement. All utility services necessary for the construction of the Project and the operation thereof for its intended purpose including electricity will be available at the boundaries of the Project Site and either will reach the Project Site through adjoining public streets or, if they pass through adjoining private land, will do so in accordance with valid easements or wirelessly.

(e)     Neither Seller nor the Project Company has received any written notice of any of the following, and, to Seller’s Knowledge, none of the following events or conditions has occurred or currently exists:

  (i)     claims from any Governmental Authority having jurisdiction over the Project or the Project Site or from any Person who will provide utility service to the Project or the Project Site, that there are not sufficient easements and rights-of-way required for the operation of the Project in the ordinary course or to provide ingress and egress to and from the Project Site;

  (ii)     notice from any Governmental Authority that has or will have jurisdiction over the Project or the Project Site that any applicable Law has or, except as may be shown in the Title Commitment or in the ALTA Survey, will change the permitted use of all or any portion of the Project Site; or

  (iii)     claims from any landowners that there exist unrecorded easements burdening or that will burden all or any portion of the Project or Project Site, or that the Project may encroach upon the real property of any such adjacent landowners.

Section 3.26     Intellectual Property.

(a)     The Project Company owns, or has the licenses or rights to use all material Intellectual Property currently used by the Project Company.

(b)     Neither Seller nor the Project Company has received from any Person a claim in writing that the Project Company is infringing in any material respect the Intellectual Property of such Person and to Seller’s Knowledge, there is no threatened claim by or against the Project Company for infringement or misappropriation of any material Intellectual Property with respect to the Project.

Section 3.27     Labor Matters.

(a)     The Project Company has no and has never had any employees and no employment offers were ever made or offered to any Person. The Project Company is not a party to or bound by any collective bargaining or labor agreements concerning the Project Company, and to Seller’s Knowledge, no present union organizing efforts are underway with respect to the Project Company or the Project. The Project Company does not maintain or sponsor, and has never maintained or sponsored, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), or any other welfare benefit plan. The consummation of the transactions contemplated by this Agreement will not result in Buyer, the Project Company or any ERISA Affiliate thereof incurring any Liability with respect to any defined benefit plan or any other benefit plan. For purposes of this Agreement, “ERISA Affiliate” means any person, entity, trade or business that, together with the Project Company, is or was treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(3) of ERISA.

(b)     None of Seller or its Affiliates has been notified by any trade or labor union, employees’ association or similar organization regarding the use of union labor on the Project and is not aware of any current labor disputes with respect to the work undertaken at the Project Site.

Section 3.28     Project Development. Other than as disclosed in Schedule 3.28, none of Seller, the Project Company nor any of their Affiliates has received written notice (or, to the Knowledge of Seller, any oral notice) from the applicable interconnection provider, specific to the Project, that such interconnection provider has taken or has determined to take any action with respect to termination of the Project’s queue positions or the rights under any interconnection agreements or similar agreements of the Project. The Project Company or any Affiliates, as applicable, have timely made all material deposits and other payments, and filed all reports and other information, required in order to maintain their interconnection queue positions and interconnection and transmission rights.

Section 3.29     Project Assets. The Project Company has good and marketable title to the Project Assets it purports to own, free and clear of any Liens, other than Permitted Liens.

Section 3.30     Solvency. No petition or notice has been presented, no order has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller or the Project Company. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the Project Assets or the income of Seller or the Project Company. None of Seller or the Project Company has any plans or intentions of, and has not received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Seller is solvent and has or will have sufficient assets and capital to carry on its business as now conducted or to be conducted and to perform its obligations hereunder.

Section 3.31     Bank Accounts. Schedule 3.31 sets forth (a) an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which the Project Company maintain accounts of any nature and (b) the managers and, if applicable, officers and directors of the Project Company.

Section 3.32     Regulatory Matters.

(a)     None of Seller, Holding or the Project Company has filed or is currently required to file any tariff, contract or other instrument for the approval of the Federal Energy Regulatory Commission (the “FERC”) in order to provide its services; provided, however, that the Project Company is required to self-certify the Project at FERC as a qualifying small power production facility under the Public Utility Regulatory Policies Act, as amended, and its implementing regulations (“Qualifying Facility”) effective prior to its commencement of wholesale sales of capacity, energy or ancillary services under the PPA. The transactions contemplated by this Agreement do not require the prior approval of the FERC, or any other agency within the United States Department of Energy, or of any state regulatory commission with authority over the provision or pricing of energy services; and the Project Company is currently exempt from regulation under the federal Public Utility Holding Company Act of 2005 and the Federal Power Act.

(b)     The Project Company is not subject to any laws and regulations of any states in which it currently operates as such laws and regulations relate to the rates of electric utilities and the financial and organizational regulation of electric utilities, and the Project Company has filed, where the Project Company is required to file, any material tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency.

Section 3.33     Investment Company. The Project Company is not an “investment company,” or an “affiliated person” of an “investment company,” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller as of the Execution Date as follows:

Section 4.1     Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and Buyer has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 4.2     Authorization. Buyer has all requisite company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by each other party hereto, constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and the exercise of judicial or administrative discretion in accordance with general equitable principles.

Section 4.3     Noncontravention. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with any provision of the Organizational Documents of Buyer, (b) violate or result in a breach of any agreement, contract, lease, license or instrument to which Buyer or any of its Affiliates is a party or by which its respective properties are bound, or (c) violate any Law to which Buyer is subject, except, in the case of clauses (b) and (c), for such violations or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 4.4     Authorizations. Except for (i) compliance with any applicable requirements of the Securities Act, and (ii) compliance with any other applicable securities Laws, no Consent of, with or to any Governmental Authority or other Person is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

Section 4.5     Litigation. There are no Actions pending or threatened in writing, in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates which would have, individually or in the aggregate, a Material Adverse Effect on Buyer, and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which would have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.6     Brokers’ Fees. None of Buyer or its Affiliates has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.7     Solvency. No petition or notice has been presented, no Order has been presented, no Order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Buyer. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or the income of Buyer. Buyer has no plans or intentions of, and has not received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Buyer is solvent and has or will have sufficient assets and capital to carry on its business as now conducted or to be conducted and to perform its obligations hereunder.

Section 4.8     Regulatory Matters.

(a)     The transactions contemplated by this Agreement do not require the Buyer to obtain prior approval of the FERC, or any other agency within the United States Department of Energy, or of any state regulatory commission with authority over the provision or pricing of energy services; and Buyer is not subject to regulation under the federal Public Utility Holding Company Act of 2005 or the Federal Power Act.

(b)     Buyer is not subject to any laws and regulations of any states in which it currently operates as such laws and regulations relate to the rates of electric utilities and the financial and organizational regulation of electric utilities, and Buyer has filed, where Buyer is required to file, any material tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency. No state has requested and received from the FERC any permission to apply any state energy regulation to Buyer.

Section 4.9     Available Funds. Buyer has or has access to sufficient funds to make the payments due on or after the Closing Date pursuant to this Agreement.

Section 4.10     Securities Laws.

(a)     Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(b)     Buyer has had adequate opportunity to obtain from Seller such information about the Project Company as is necessary for Buyer to evaluate the merits and risks of its acquisition of the Membership Interests. Buyer acknowledges that its investment in and acquisition of the Membership Interests are subject to a number of risks, and represents to Seller that Buyer is able to bear a complete loss of its investment in the Membership Interests.

(c)     Buyer has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the Membership Interests and to make an informed investment decision with respect to such acquisition.

(d)     Buyer acknowledges that the Membership Interests are an illiquid investment and that Buyer may have to hold the Membership Interests for an indefinite period of time.

(e)     Buyer is purchasing the Membership Interests for its own account for investment only, and not with a view toward, or for sale in connection with, any resale or distribution of any part thereof, and has no present intention of distributing or reselling the Membership Interests except in compliance with the applicable Laws.

(f)     Buyer understands that the Membership Interests are not registered under the Securities Act, or qualified under applicable state securities or “blue sky” laws on the grounds that the sale provided for in this Agreement is exempt from registration under the Securities Act and qualification under applicable state securities or “blue sky” laws, and that Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth in this Agreement. Buyer understands that the Membership Interests may not be sold, transferred or otherwise disposed of without registration under the Securities Act and/or qualification under applicable state securities or “blue sky” laws, or an exemption therefrom.

ARTICLE V

COVENANTS

Section 5.1     Operation of Business.

(a)     After the Execution Date and prior to the Closing Date, the Seller shall cause the Project Company to conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, the Seller shall cause the Project Company to:

i.     maintain the material properties, assets and equipment owned and leased by the Project Company;

ii.     maintain all existing material Permits;

iii.     maintain the books and records and accounts of the Project Company in the manner in which such books and records and accounts are currently maintained;

iv.     comply in all material respects with all applicable Laws;

v.     not take or cause another Person to take any action that could reasonably be expected to jeopardize the eligibility of the Project for any Renewable Energy Incentives.

vi.     maintain and preserve intact the existing Contracts of the Project Company (and its relationships with the counterparties thereto) and satisfy all obligations thereunder; and

vii.     cooperate with Buyer’s engineer and provide such engineer access to the Project and related documentation as reasonably necessary for Buyer’s engineer to prepare an engineer’s report.

(b)     Seller covenants that it shall provide all information and documentation reasonably requested by Buyer and otherwise cooperate with Buyer, as necessary to allow Buyer to prepare and file the Section 1603 Cash Grant application in accordance with the Section 1603 Grant Guidance and as necessary to allow Buyer to respond to any follow-up inquiries from any Governmental Authority with respect to the Section 1603 Cash Grant application.

(c)     Seller covenants that it shall reasonably cooperate with Buyer as may be necessary for Buyer’s accountants to prepare an audited balance sheet of the Project Company by March 20, 2014.

Section 5.2     Public Announcements. Except to the extent otherwise required by applicable Law, none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party. Upon Closing, each Party, in its sole discretion, will have full authority to issue press releases or make any other public announcements concerning the transaction subject to Section 5.6 pertaining to Confidential Information.

Section 5.3     Notification of Certain Matters. Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Party of: (a) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of, or confer remedies upon, such third party, and (b) any notice or other communication from or to any Governmental Authority in connection with the transactions contemplated hereby.

Section 5.4     Post-Closing Access; Preservation of Records. From and after the Closing, upon reasonable request of Seller, Buyer will make or cause to be made available (including for the purpose of copying) to Seller during regular business hours such books, records, Tax Returns and documents of the Project Company pertaining to the period prior to Closing as may be reasonably necessary for Seller to obtain. Buyer will cause the Project Company to maintain and preserve all such pre-Closing Tax Returns, books, records and other documents for the greater of (i) six (6) years after the date of Closing or (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, if Buyer does not intend to retain such records, shall offer to transfer such records to Seller at the end of any such period at Seller’s cost.

Section 5.5     Tax Matters.

(a)     Tax Returns for Pre-Closing Taxable Periods and Straddle Taxable Periods. In the case of any Tax Return with respect to the Project Company (other than a Tax Return relating to Transfer Taxes) for a Pre-Closing Taxable Period that is required to be filed after the Closing Date or for a Straddle Taxable Period, Buyer shall prepare or cause to be prepared and filed such Tax Return and shall timely pay all Taxes due for such period. Seller shall be given a reasonable opportunity, not in excess of thirty (30) days, to review any such Tax Return of the Project Company prior to filing, and Buyer shall accept any reasonable comments to such Tax Return made by Seller. In the event of a disagreement between Buyer and Seller with respect to any such Tax Return, the Parties shall engage a mutually acceptable accounting or other dispute resolution firm to determine whether Seller’s comments are reasonable. The costs of such firm shall be paid equally by Seller and Buyer. The Parties shall cooperate with respect to preparing and filing such Tax Returns, and each Party shall provide all information reasonably requested by the other Party necessary to prepare and file such Tax Returns.

(b)     Tax Proceedings. After the Closing, in the case of any audit, examination, or other proceeding with respect to Taxes of the Project Company (“Tax Proceeding”) for which Seller is or may be liable or which may affect Seller’s allocable share of any Tax items of the Project Company, Buyer shall give written notice to Seller within ten (10) days of Buyer’s receipt of any notice of such Tax Proceeding, and Seller shall have the right, with counsel of its choice and at its sole expense, to control (in the case of a Pre-Closing Taxable Period) or to participate in (in the case of a Straddle Taxable Period), the conduct of such Tax Proceeding, including any litigation resulting therefrom or initiated by the Project Company in response thereto; provided that the failure to provide such written notice shall not affect Buyer’s right to indemnification hereunder except to the extent Seller has been actually prejudiced as a result of such failure.

(c)     Tax Refunds. Any Tax refund (including interest thereon) with respect to the Project Company attributable to a Pre-Closing Taxable Period or a Pre-Closing Period, including Taxes for which Buyer received indemnification from Seller pursuant to Section 6.1, shall be the property of the Seller. If, after the Closing, Buyer or the Project Company receives a Tax refund for such a period, Buyer or the Project Company shall pay to Seller within ten (10) days after such receipt an amount equal to the refunded amount (including any interest thereon).

Section 5.6     Confidentiality. All nonpublic information provided to, or obtained by, Buyer in connection with the transactions contemplated hereby shall be subject to the Confidentiality Agreements, the terms of which shall continue in force until the Closing. Seller acknowledges that information concerning the Project Company has competitive value to Buyer, and Seller agrees that from and after the Closing, all information relating specifically to the Project Company that prior to the Closing would have been “Confidential Information” under the terms of the Confidentiality Agreements shall become confidential information of Buyer and the Project Company (“Confidential Information”), and Seller and each of Seller’s Affiliates shall maintain the confidentiality of such Confidential Information in accordance with the terms of the Confidentiality Agreements as if they were the parties to whom the Confidential Information was disclosed under the Confidentiality Agreements, and as if Buyer were the disclosing party and as if neither Seller nor any of Seller’s Affiliates had previously known or independently developed such Confidential Information; provided, however, that the Confidentiality Agreements are hereby amended to provide (i) that the provisions of the Confidentiality Agreements shall apply with respect to any Confidential Information until the date that is two (2) years following the Closing; (ii) that each Party may use its own Confidential Information in any way that said Party, in its sole discretion, deems appropriate following the Closing; and (iii) that each Party shall otherwise maintain the Confidential Information of the other Party in accordance with the obligations set forth in the Confidentiality Agreements.

Section 5.7     Financing Cooperation. At Buyer’s request, Seller shall from time to time following the Closing, cooperate with Buyer and Buyer’s lenders and other sources providing financing for the Buyer or the Project Company, including to the extent practicable providing such additional instruments, agreements, consents to assignment, certificates and other documents as Buyer may reasonably request; provided, however, that “cooperation” shall not oblige Seller to retain any liability, or pay any fees, including third party legal, counsel or accountant fees, expenses or other consideration or offer or grant any financial accommodation to any other Person. Without limiting the foregoing, Seller agrees that it shall, at Buyer’s request following any assignment of Buyer’s rights under the EPC Schedule to the Project Company, cooperate with Buyer, at Buyer’s expense, to cause the letter of credit comprising the Owner Security to have the Project Company be the beneficiary thereunder.

Section 5.8     Further Assurances. Seller and Buyer each agree that from time to time after the Closing, they will execute and deliver or cause their respective Affiliates (including, with respect to Buyer, the Project Company) to execute and deliver such further instruments, as may be reasonably necessary to carry out the purpose and intent of this Agreement, including cooperating to change the registration of the Project with Western Renewable Energy Generation Information System.

Section 5.9     Seller Credit Support. As set forth in Section 2.2 (a) hereof, in the event the Closing Date occurs after the Execution Date, simultaneous with the execution and delivery of this Agreement, Buyer shall deliver to Seller the Seller Credit Support. In the event that all of the conditions set forth in Section 7.1 have been satisfied or waived, Seller indicates that it is ready to proceed with the Closing and Buyer fails to consummate the Closing at the time contemplated by Section 2.3, then Seller shall be entitled to instruct the Escrow Agent to disburse the Seller Credit Support as provided in Section 1.3 of the Escrow Agreement.

Section 5.10     Buyer Credit Support. At Closing, Seller shall deliver to Buyer the Buyer Credit Support. The Buyer shall be entitled to draw upon such Buyer Credit Support pursuant to the terms of the EPC Schedule.

Section 5.11     EPC Schedule. Set forth on Schedule 5.11 is an EPC Schedule containing certain terms agreed upon by Buyer and Seller relating to EPC matters (the “EPC Schedule”), the terms of which EPC Schedule are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 5.12     Post-Closing Covenants.

(a)     Seller shall use commercially reasonable efforts to cause the SNDA to be executed and recorded within thirty (30) days after the Closing Date.

(b)     Promptly following the Closing Date, Buyer shall cause Seller’s Pre-COD Security (as defined in the PPA) to be released.

(c)     Promptly following the Closing Date, Buyer shall cause Seller’s letter of credit in favor in Imperial County, California in respect of the reclamation bond to be released.

(d)     For so long as any amounts remain outstanding and payable to Seller pursuant to the Promissory Note, Buyer shall cause the Project Company to retain and not distribute, dividend or otherwise transfer any amounts received in respect of the Section 1603 Cash Grant.

(e)     Seller shall have obtained, at Seller’s cost, and delivered to Buyer an ALTA/ACSM land title survey of the Project Site and access easement over the adjacent property owned by Second Imperial Geothermal Company certified to Buyer, the Project Company, Heber Field Company, Second Imperial Geothermal Company and the Title Insurer, in form and substance reasonably satisfactory to Buyer, and sufficient for Title Insurer to provide an extended ALTA owner’s policy to the Project Company, without any general survey exception to the Title Commitments (“ALTA Survey”);

(f)     In the event the amounts payable to Toni and Walter Holtz pursuant to the Holtz Side Letter Agreement RE: Payments for Quitclaim Deed have not been paid as of the Closing Date, Seller shall promptly cause such amounts to be paid.

(g)     In the event that IID and the Parties agree that IID will own part or all of the Project’s transmission line and/or part or all of the Project’s substation (such part or parts to be owned by IID, collectively, the “IID Transmission Facilities”), then:

 i.     Buyer shall cause the Project Company to (A) execute a bill of sale or similar instrument conveying the IID Transmission Facilities to IID, which bill of sale or other instrument shall be in a form acceptable to IID and Buyer and (B) deliver such bill of sale to IID.

 ii.     Seller shall cause Second Imperial Geothermal Company, a California limited partnership (“SIGC”), to (A) execute an easement agreement conveying a non-exclusive easement in gross to IID over a portion of the northern part of the property owned by SIGC adjacent to and directly to the east of the Project Site, which portion shall (unless IID shall request otherwise) be coextensive with the “Access and Transmission Easement Area” described in Exhibit “C” and depicted on Exhibit “C-1” of that certain Easement Agreement (SIGC To Imperial) between SIGC and the Project Company dated as of March 21, 2014 (the “SIGC Easement Property”), which agreement shall (1) be in a form and provide for a term acceptable to IID and the Parties and (2) entitle IID to locate, maintain and use the IID Transmission Facilities on the SIGC Easement Property and (B) deliver such easement agreement to IID. Notwithstanding anything to the contrary herein, Seller and Buyer acknowledge that pursuant to the Easement Agreement (SIGC to Imperial), if SIGC does not grant IID a transmission easement over the Access and Transmission Easement Area, the Project Company has the right to grant a subeasement to IID of all or any part of its rights and interest under the Access and Transmission Easement, as set forth in Section 3.7.1 therein.

 iii.     Buyer shall (A) cause the Project Company to enter into an appropriate amendment to that certain Easement Agreement (Imperial To IID), recorded in Imperial County on February 20, 2014 as Instrument No. 2014003235, which amendment shall be in a form acceptable to IID and Buyer, but shall in no event enlarge the boundaries of the easement area originally provided therein and (B) deliver such amendment to IID.

(h)     In the event that the Post-COD Security (as defined in the PPA) required by IID pursuant to the PPA is reduced from $4,800,000 to $2,500,000, Buyer will promptly pay to Seller an amount equal to (i) $430,000, if such reduction occurs on or prior to April 1, 2015, (ii) $380,000, if such reduction occurs after April 1, 2015 and on or prior to April 1, 2016, and (iii) $345,000, if such reduction occurs prior to April 1, 2016 and on or April 1, 2017; provided, however, that if the Post-COD Security is reduced to an amount other than $2,500,000, then the amount payable pursuant to this Section 5.12(h) shall be adjusted by multiplying the amounts described in clauses (i), (ii) and (iii), as applicable, by a fraction, the numerator of which is the amount of the reduction in the Post-COD Security and the denominator of which is $2,300,000.

(i)     In the event Buyer desires to certificate the Membership Interests prior to the payment in full of the Promissory Note, Seller shall have the right to approve any amendments to the Project Company’s organizational documents related to such certification of the Membership Interests, which approval shall not be unreasonably withheld, and immediately upon the Membership Interests becoming certificated, Buyer shall deliver all certificates in respect of the Membership Interests to the escrow agent under the Membership Interests Escrow Agreement to be held in escrow pursuant to the terms thereof.

(j)     In the event that (i) the Membership Interests are transferred to Seller by the escrow agent under the Membership Interests Escrow Agreement in accordance with the terms thereof and (ii) either (x) the Section 1603 Cash Grant has not been paid to the Project Company as of the time of such transfer or (y) the Section 1603 Cash Grant has been paid to the Project Company and the full amount thereof is held by the Project Company as of the time of such transfer, then within five (5) Business Days of such transfer, Seller shall pay to Buyer $6,000,000 by wire transfer of immediately available funds.

(k)     At such time as all amounts owing to Seller pursuant to the Promissory Note have been paid in full, Seller shall execute such documents as are necessary to cause the Membership Interests to be released by the escrow agent under the Membership Interests Escrow Agreement in accordance with the terms thereof

(l)     In the event that the Project Company receives any transmission rate credits in accordance with Section 11.5 of the Interconnection Agreement, then Buyer shall cause the Project Company to assign (to the extent assignable, and at no cost to Buyer or the Project Company), for no consideration, such transmission rate credits to Seller or an Affiliate of Seller designated by Seller to whom the Project Company is permitted to assign such transmission rate credits pursuant to such Section 11.5.

Article VI

INDEMNIFICATION, SURVIVAL AND REMEDIES

Section 6.1     Seller’s Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify, defend, reimburse, and hold harmless Buyer, the Project Company and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their respective successors and assigns (each, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) from and against all Liabilities, assessments, fines, penalties, Taxes, Losses, amounts paid in settlement, defense costs, Liens, damages, costs and expenses (including reasonable out-of-pocket attorneys’, accountants and other experts fees and expenses and or other expenses of Third Party Claims) (collectively, “Buyer Damages”) incurred by, and all demands, claims, Actions or causes of action asserted against, any Buyer Indemnitee as a result of or arising out of:

(a)     the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or any Transaction Document;

(b)     the breach or violation of, or default under, any covenant, agreement or undertaking of Seller contained in this Agreement or any Transaction Document;

(c)     except as provided in Section 2.5, any Taxes of the Project Company for a Pre-Closing Taxable Period or a Pre-Closing Period; and

(d)     that certain letter dated March 20, 2008 from Toni F. Holtz and Walter J. Holtz to ORNI 24, LLC and that certain letter dated March 7, 2014 from the Project Company to Walter and Toni Holtz, in each case relating to that certain Judgment Pursuant to Stipulation dated July 28, 1993.

With respect to any claim for indemnification under this Agreement not resulting from a Third Party Claim, within ten (10) days after notification from a Buyer Indemnitee setting forth the nature of the circumstances entitling the Buyer Indemnitee to indemnity hereunder, Seller shall diligently commence resolution of such matters in a manner reasonably acceptable to the Buyer Indemnitee and shall diligently and timely prosecute such resolution to completion. With respect to those claims that may be satisfied by payment of a liquidated sum of money, including claims for reimbursement of expenses incurred in connection with any circumstances entitling any Buyer Indemnitee to indemnity hereunder, Seller shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution. If Seller by written notice to Buyer disputes the right to indemnity of all Buyer Indemnitees in connection with such claim, Seller shall pay any undisputed part of such claim, and Buyer and Seller shall timely resolve any remaining dispute, provided that if any such remaining dispute is not resolved within thirty (30) days of Buyer’s receipt of Seller’s dispute notice, Buyer may commence an Action pursuant to Section 8.14.

The maximum aggregate amount of Buyer Damages for which Seller shall be liable with respect to claims made pursuant to Section 6.1(a) (other than with respect to Buyer Damages to the extent arising from or attributable to (i) fraud or willful misconduct by Seller or the Project Company, for which no monetary limit shall apply or (ii) the breach of any Seller Fundamental Representation, which is addressed below), shall be equal to seventy-five percent (75%) of the amount equal to (x) the Purchase Price, minus (y) any amounts paid by Seller to Buyer pursuant to Sections 6.5.1 of the EPC Schedule, plus (z) any amounts paid by Buyer to Seller pursuant to Section 6.5.2 of the EPC Schedule.

The maximum aggregate amount of Buyer Damages for which Seller shall be liable with respect to claims made pursuant to Section 6.1 (including with respect to the breach of any Seller Fundamental Representation, but other than (A) with respect to Buyer Damages to the extent arising from or attributable to fraud or willful misconduct by Seller or the Project Company and (B) pursuant to Section 6.1(d), for which no monetary limit shall apply) shall be equal to seventy-five percent (75%) of the amount equal to (x) the Purchase Price, minus (y) any amounts paid by Seller to Buyer pursuant to Sections 6.5.1 of the EPC Schedule, plus (z) any amounts paid by Buyer to Seller pursuant to Section 6.5.2 of the EPC Schedule.

Except with respect to Buyer Damages arising from or attributable to fraud or willful misconduct by Seller or the Project Company or arising out of any failure by Seller to complete item 56 on the IE Schedule, for which no minimum amount shall be required, Seller shall have no Liability in the case of a claim by any Buyer Indemnitee, unless and until, Buyer Indemnitees have suffered or incurred Losses with respect to the Project consisting of actual damages aggregating in excess of $50,000, whereupon such Buyer Indemnitees shall be entitled to claim indemnification for only the amount of all Losses related to the Project in excess of such amount.

Section 6.2     Buyer Indemnitee Notices. Seller shall be obligated to indemnify Buyer Indemnitees for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice thereof (the “Buyer Indemnitee Notice”) prior to the end of the applicable survival period set forth in Section 6.7 below in the event that such survival period applies to such Buyer Damages. Any Buyer Indemnitee Notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

Section 6.3     Buyer’s Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify, defend, reimburse, and hold harmless Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (each, a “Seller Indemnitee” and, collectively, the “Seller Indemnitees”) from and against all Liabilities, assessments, fines, Taxes, Losses, damages, amounts paid in settlement, defense costs, Liens, costs and expenses (including reasonable out-of-pocket attorneys’, accountants and other experts fees and expenses and or other expenses of Third Party Claims) (collectively, “Seller Damages”) incurred by, and all demands, claims, Actions or causes of action asserted against, any Seller Indemnitee as a result of or arising out of:

(a)     the breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any Transaction Document;

(b)     the breach or violation of, or default under, any covenant, agreement or undertaking of Buyer contained in this Agreement or any Transaction Document; and

(c)     except as provided in Section 2.5, any Taxes of the Project Company for a Post-Closing Period or a Post-Closing Taxable Period.

With respect to any claim for indemnification under this Agreement not resulting from a Third Party Claim, within ten (10) days after notification from a Seller Indemnitee setting forth the nature of the circumstances entitling the Seller Indemnitee to indemnity hereunder, Buyer shall diligently commence resolution of such matters in a manner reasonably acceptable to the Seller Indemnitee and shall diligently and timely prosecute such resolution to completion. With respect to those claims that may be satisfied by payment of a liquidated sum of money, including claims for reimbursement of expenses incurred in connection with any circumstances entitling any Seller Indemnitee to indemnity hereunder, Buyer shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution. If Buyer by written notice to Seller disputes the right to indemnity of all Seller Indemnitees in connection with such claim, Buyer shall pay any undisputed part of such claim, and Buyer and Seller shall timely resolve any remaining dispute; provided that if any such remaining dispute is not resolved within thirty (30) days of Seller’s receipt of Buyer’s dispute notice, Seller may commence an Action pursuant to Section 8.14.

The maximum aggregate amount of Seller Damages for which Buyer shall be liable with respect to claims made pursuant to Section 6.3(a) (other than with respect to Seller Damages to the extent arising from or attributable to (i) fraud or willful misconduct by Buyer or the Project Company, for which no monetary limit shall apply or (ii) the breach of any Buyer Fundamental Representation, which is addressed below) shall be equal to seventy-five percent (75%) of the amount equal to (x) the Purchase Price, minus (y) any amounts paid by Seller to Buyer pursuant to Sections 6.5.1 of the EPC Schedule, plus (z) any amounts paid by Buyer to Seller pursuant to Section 6.5.2 of the EPC Schedule.

The maximum aggregate amount of Seller Damages for which Buyer shall be liable with respect to claims made pursuant to Section 6.3 (including with respect to the breach of any Buyer Fundamental Representation, but other than with respect to Seller Damages to the extent arising from or attributable to fraud or willful misconduct by Buyer or the Project Company, for which no monetary limit shall apply) shall be equal to seventy-five percent (75%) of the amount equal to (x) the Purchase Price, minus (y) any amounts paid by Seller to Buyer pursuant to Sections 6.5.1 of the EPC Schedule, plus (z) any amounts paid by Buyer to Seller pursuant to Section 6.5.2 of the EPC Schedule.

In addition, Buyer shall have no Liability in the case of a claim by any Seller Indemnitee, unless and until, the Seller Indemnitees have suffered or incurred Losses with respect to the Project consisting of actual damages aggregating in excess of $50,000, whereupon such Seller Indemnitees shall be entitled to claim indemnification for only the amount of all Losses in excess of such amount.

Section 6.4     Seller Indemnitee Notices. Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages and to which the Seller Indemnitees have given Buyer written notice thereof (the “Seller Indemnitee Notice”) prior to the end of the applicable survival periods set forth in Section 6.7 below in the event that such survival period applies to such Seller Damages. Any Seller Indemnitee Notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

Section 6.5     Third Party Indemnification Procedures.

(a)     Buyer Indemnitee Procedures. The obligations of Seller to indemnify Buyer Indemnitees under this Article VI with respect to Buyer Damages resulting from the assertion of liability by third parties (a “Buyer Indemnitee Third Party Claim”), will be subject to the following terms and conditions:

i.     Buyer Indemnitee will give Seller written notice as described in Section 6.2 promptly after learning of such Buyer Indemnitee Third Party Claim. Failure to give prompt notice of a Buyer Indemnitee Third Party Claim hereunder shall not affect Seller’s obligations under this Article VI, provided that if Seller is materially prejudiced by such failure to give prompt notice, any Buyer Indemnitee Third Party Claim shall be reduced by the damages resulting from Buyer Indemnitees’ delay or failure to provide notice. Within fifteen (15) days after receipt of any notice pursuant to this Section 6.5(a)(i) (the “Election Period”), Seller shall notify Buyer Indemnitees (i) whether Seller disputes their potential liability to Buyer Indemnitees under this Agreement with respect to such Buyer Indemnitee Third Party Claim and (ii) whether Seller desires, at the sole cost and expense of Seller, to defend Buyer Indemnitees against such Buyer Indemnitee Third Party Claim.

ii.     If Seller notifies Buyer Indemnitees within the Election Period that Seller does not dispute its potential liability to Buyer Indemnitees under this Agreement and that Seller elects to assume the defense of the Buyer Indemnitee Third Party Claim, then Seller shall have the right to defend, at its sole cost and expense, such Buyer Indemnitee Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by Seller to a final conclusion or settled at the discretion of Seller in accordance with this Section 6.5(a). Seller shall have full control of such defense and proceedings including any compromise or settlement thereof; provided, however, that any such compromise or settlement shall (i) contain a full release of Buyer Indemnitees and (ii) be subject to the consent of Buyer Indemnitees, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer Indemnitees are hereby authorized, at the sole cost and expense of Seller (but only if Buyer Indemnitees are actually entitled to indemnification hereunder or if Seller assumes the defense with respect to the Buyer Indemnitee Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which Buyer Indemnitees shall deem necessary or appropriate to protect their interests or those of Seller and which are not prejudicial to Seller. If reasonably requested by Seller, Buyer Indemnitees shall, at the sole cost and expense of Seller, reasonably cooperate with Seller and its counsel in contesting any Buyer Indemnitee Third Party Claim which Seller elects to contest, including the making of any related counterclaim against the Person asserting the Buyer Indemnitee Third Party Claim or any cross-complaint against any Person; provided, however, that Buyer Indemnitees will not have to take any action that they deem, in their discretion, to be adverse to the interests of Buyer Indemnitees. Buyer Indemnitees may participate in, but not control, any defense or settlement of any Buyer Indemnitee Third Party Claim controlled by Seller pursuant to this Section 6.5(a) and, except as permitted above or pursuant to this Section 6.5(a), shall bear their own costs and expenses with respect to such participation other than any fees and expenses of such separate counsel that are incurred prior to the date Seller effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by Seller, and except that Seller shall pay all of the fees and expenses of such separate counsel if the Buyer Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between Seller and the Buyer Indemnitee.

iii.     If Seller fails to notify Buyer Indemnitees within the Election Period that Seller elects to defend Buyer Indemnitees pursuant to this Section 6.5(a), or if Seller elects to defend Buyer Indemnitees pursuant to this Section 6.5(a) but fails to diligently and promptly defend or settle the Buyer Indemnitee Third Party Claim, then Buyer Indemnitees shall have the right to defend, at the sole cost and expense of Seller, the Buyer Indemnitee Third Party Claim. Buyer Indemnitees shall have full control of such defense and proceedings; provided, however, that Buyer Indemnitees may not enter into, without Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed, any compromise or settlement of such Buyer Indemnitee Third Party Claim. Seller may participate in, but not control, any defense or settlement controlled by Buyer Indemnitees pursuant to this Section 6.5(a), and Seller shall bear its own costs and expenses with respect to such participation.

(b)     Seller Indemnitee Procedures. The obligations of Buyer to indemnify Seller Indemnitees under this Article VI with respect to Seller Damages resulting from the assertion of liability by third parties (a “Seller Indemnitee Third Party Claim” and, together with any Buyer Indemnitee Third Party Claims, “Third Party Claims”), will be subject to the following terms and conditions:

i.     Seller Indemnitee will give Buyer written notice as described in Section 6.4 promptly after learning of such Seller Indemnitee Third Party Claim. Failure to give prompt notice of a Seller Indemnitee Third Party Claim hereunder shall not affect Buyer’s obligations under this Article VI, provided that if Buyer is materially prejudiced by such failure to give prompt notice, any Seller Indemnitee Third Party Claim shall be reduced by the damages resulting from Seller Indemnitees’ delay or failure to provide notice. Within fifteen (15) days after receipt of any notice pursuant to this Section 6.5(b)(i) (the “Election Period”), Buyer shall notify Seller Indemnitees (i) whether Buyer disputes their potential liability to Seller Indemnitees under this Agreement with respect to such Seller Indemnitee Third Party Claim and (ii) whether Buyer desires, at the sole cost and expense of Buyer, to defend Seller Indemnitees against such Seller Indemnitee Third Party Claim.

ii.     If Buyer notifies Seller Indemnitees within the Election Period that Buyer does not dispute its potential liability to Seller Indemnitees under this Agreement and that Buyer elects to assume the defense of the Seller Indemnitee Third Party Claim, then Buyer shall have the right to defend, at its sole cost and expense, such Seller Indemnitee Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by Buyer to a final conclusion or settled at the discretion of Buyer in accordance with this Section 6.5(b). Buyer shall have full control of such defense and proceedings including any compromise or settlement thereof; provided, however, that any such compromise or settlement shall (i) contain a full release of Seller Indemnitees and (ii) be subject to the consent of Seller Indemnitees, which consent shall not be unreasonably withheld, conditioned or delayed. Seller Indemnitees are hereby authorized, at the sole cost and expense of Buyer (but only if Seller Indemnitees are actually entitled to indemnification hereunder or if Buyer assumes the defense with respect to the Seller Indemnitee Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which Seller Indemnitees shall deem necessary or appropriate to protect their interests or those of Buyer and which are not prejudicial to Buyer. If reasonably requested by Buyer, Seller Indemnitees shall, at the sole cost and expense of Buyer, reasonably cooperate with Buyer and its counsel in contesting any Seller Indemnitee Third Party Claim which Buyer elects to contest, including the making of any related counterclaim against the Person asserting the Seller Indemnitee Third Party Claim or any cross-complaint against any Person; provided, however, that Seller Indemnitees will not have to take any action that they deem, in their discretion, to be adverse to the interests of Seller Indemnitees. Seller Indemnitees may participate in, but not control, any defense or settlement of any Seller Indemnitee Third Party Claim controlled by Buyer pursuant to this Section 6.5(b) and, except as permitted above or pursuant to this Section 6.5(b), shall bear their own costs and expenses with respect to such participation other than any fees and expenses of such separate counsel that are incurred prior to the date Buyer effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by Buyer, and except that Buyer shall pay all of the fees and expenses of such separate counsel if the Seller Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between Buyer and the Seller Indemnitee.

iii.     If Buyer fails to notify Seller Indemnitees within the Election Period that Buyer elects to defend Seller Indemnitees pursuant to this Section 6.5(b), or if Buyer elects to defend Seller Indemnitees pursuant to this Section 6.5(b), but fails to diligently and promptly defend or settle the Seller Indemnitee Third Party Claim, then Seller Indemnitees shall have the right to defend, at the sole cost and expense of Buyer, the Seller Indemnitee Third Party Claim. Seller Indemnitees shall have full control of such defense and proceedings; provided, however, that Seller Indemnitees may not enter into, without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed, any compromise or settlement of such Seller Indemnitee Third Party Claim. Buyer may participate in, but not control, any defense or settlement controlled by Seller Indemnitees pursuant to this Section 6.5(b), and Buyer shall bear its own costs and expenses with respect to such participation.

Section 6.6     Limitations on Remedies.

(a)     Notwithstanding anything contained herein to the contrary, none of Buyer, Seller, the Project Company, or any Buyer Indemnitee or Seller Indemnitee will be entitled to any recovery under this Agreement for special, punitive, exemplary, incidental, indirect or consequential damages or lost profits except to the extent payable pursuant to a Third Party Claim.

(b)     The amount which Buyer or Seller is or may be required to pay to a Seller Indemnitee or Buyer Indemnitee in respect of Seller Damages or Buyer for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of the Seller Indemnitee or Buyer Indemnitee from third parties (net of out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by such Seller Indemnitee or Buyer Indemnitee in connection with seeking to collect and collecting such amounts and net of any payment or reimbursement obligations of such Seller Indemnitee or Buyer Indemnitee and its Affiliates in respect thereof) in respect of such Seller Damages or Buyer Damages (such net amounts are referred to herein as "Indemnity Reduction Amounts"). If any Seller Indemnitee or Buyer Indemnitee receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by Buyer or Seller or after Buyer or Seller has made a partial payment of such Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Seller Indemnitee or Buyer Indemnitee, as applicable, will promptly remit to Buyer or Seller, respectively, an amount equal to the excess (if any) of (i) the amount theretofore indemnified by Buyer or Seller, as applicable, in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Seller and Buyer will, will cause its respective indemnified group to, and will use commercially reasonable efforts to cause each of its representatives to, pursue promptly any claims or rights it may have against insurance policies which would reduce the amount of Seller Damages or Buyer Damagers, respectively, for which indemnification is provided under this Agreement. This clause shall only have force and effect to the extent its operation would not otherwise adversely affect a Party’s right to seek or obtain recovery in accordance with the terms of its insurance policies.

Section 6.7     Survival. The representations and warranties set forth in Articles III and IV shall survive the Closing for the periods specified below:

(a)     All representations and warranties shall survive, and written notice of a claim for indemnification for breaches of representations and warranties may be given, until the date that is three hundred and sixty five (365) days after the Closing Date.

(b)     Notwithstanding the survival period in Section 6.7(a), the representations and warranties made by Seller set forth in this Section 6.7(b) (the “Seller Fundamental Representations”) shall survive for the periods set forth below:

i.     the representations and warranties made by Seller set forth in Section 3.18 (Tax Matters) shall survive, and written notice of a claim for indemnification may be given, at any time prior to ninety (90) days after the expiration of the applicable statute of limitations relating to the underlying matters covered by the representations and warranties set forth in Section 3.18 (Tax Matters); and

ii.     the representations and warranties made by Seller contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Brokers’ Fees), Section 3.6 (Title to Membership Interests), Section 3.8 (Organization of the Project Company), and Section 3.10 (Capitalization), shall survive indefinitely.

(c)     Notwithstanding the survival period in Section 6.7(a), the Buyer’s representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.6 (Brokers’ Fees), and Section 4.7 (Solvency) (the “Buyer Fundamental Representations”), shall survive indefinitely.

(d)     For the avoidance of doubt, the covenants and agreements of the Parties hereunder shall survive until fully performed unless limited by their terms or purpose. Without limiting the foregoing, Seller’s indemnity obligations pursuant to Section 6.1(d) shall survive until the expiration or earlier termination of the Geothermal Lease plus six years.

(e)     Notwithstanding the foregoing, if a written claim or written notice is duly given under this Article VI with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period, the claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this Article VI.

Section 6.8     Investigations and Knowledge. The right to indemnification, payment of damages or other remedy provided by this Agreement based on a representation, warranty, covenant or obligation will not be affected by any investigation conducted by the Party to or for whom such representation, warranty, covenant or obligation is made with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation; provided, however, that no Party hereto may make a claim for a breach of a representation or warranty pursuant to this Article VI if such Party had actual knowledge of the inaccuracy or breach of the representation, warranty when made for which such Party is seeking indemnity hereunder.

Article VII

CLOSING CONDITIONS; TERMINATION

Section 7.1     Conditions Precedent to the Obligations of the Buyer.

The obligation of the Buyer to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer):

(a)     The Buyer shall have received each of the Seller deliverables described in Section 2.4(a).

(b)     Since the Execution Date, no Material Adverse Effect with respect to the Seller or the Project Company shall have occurred and be continuing, and no fact or circumstance shall exist that, with the passage of time, would reasonably be expected to constitute such a Material Adverse Effect.

(c)     As of the Closing Date, no Proceeding shall have been instituted or threatened in writing by any Governmental Authority that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(d)     The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date).

(e)     The Seller shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed and complied with by the Seller as of the Closing Date.

(f)     Test power from the Project shall not have been synchronized to the local power grid, and such testing and synchronization shall be scheduled for a date that is estimated within five (5) Business Days following the Closing Date.

(g)     IID shall have delivered its consent under the PPA to the Transactions and under the Interconnection Agreement to the assignment of the Interconnection Agreement by Ormat Nevada to the Project Company, each in form and substance reasonably satisfactory to Buyer.

(h)     None of the assets or properties of the Project Company shall have been “placed in service” for U.S. federal income tax purposes.

(i)     Those items identified as items to be completed prior to Closing on the IE Schedule attached hereto shall have been completed to Buyer’s reasonable satisfaction.

Section 7.2     Conditions Precedent to the Obligations of the Seller.

The obligation of the Seller to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer):

(a)     The Seller shall have received each of the Buyer deliverables described in Section 2.4(b).

(b)     The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date); and

(c)     The Buyer shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed and complied with by the Buyer as of the Closing Date.

(d)     IID shall have delivered its consent under the PPA to the Transactions and under the Interconnection Agreement to the assignment of the Interconnection Agreement by Ormat Nevada to the Project Company, each in form and substance reasonably satisfactory to Seller.

Section 7.3     Termination.

(a)     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date as follows:

(i)

By the Buyer or the Seller at any time after the Closing Deadline if the Closing has not occurred; provided, however, that the party seeking termination pursuant to this subsection (i) is not in breach in any material respects of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)

By the Seller if there has been a material breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which is not cured within twenty (20) days after notice of such breach is received;

(iii)

By the Buyer if there has been a material breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement, which is not cured within twenty (20) days after notice of such breach is received; or

(iv)	By the mutual written consent of the Parties.

(b)     Notice of Termination. Any Party desiring to terminate this Agreement pursuant to this Section 7.3 shall give written notice of such termination to the other Party to this Agreement.

(c)      Effect of Termination. If this Agreement is terminated pursuant to Section 7.3, all further obligations of the Parties under this Agreement (other than the provisions which by their terms are intended to survive the expiration or termination of this Agreement) shall be terminated without further liability or obligation on the part of the Buyer or the Seller. provided, however, that nothing herein shall relieve any Party from liability for any willful material breach of the terms of this Agreement. For the avoidance of doubt, the Confidentiality Agreements shall survive the termination of this Agreement.

Article VIII

MISCELLANEOUS

Section 8.1     Parties in Interest. Except as provided in Article VI and Section 8.3, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 8.2     No Recourse. It is expressly agreed and understood that any obligations of a Party arising from (or in connection with any performance under) this Agreement and/or any certificates or documents delivered in connection with this Agreement are solely the obligations of such Party, and no personal liability whatsoever (of any type or nature) will attach to, or be incurred by, any Buyer Indemnitees, or Seller Indemnitees, as applicable, other than the applicable Party because of the incurrence by such Party of any obligations set forth in this Agreement or in any certificate or document delivered in connection with this Agreement or by reason thereof, and any personal liability in respect of any such obligations of any type or nature, and any and all claims for any such liability against any such Buyer Indemnitees or Seller Indemnitees, as applicable, other than the applicable Party, whether arising in common law or equity or created by rule of law, statute, constitution, or otherwise, are expressly released and waived by the other Party for and on behalf of itself and each member of its respective indemnified group, in each case, as a condition of, and as part of the consideration for, the execution and delivery of this Agreement by such Party. Each Buyer Indemnitee or Seller Indemnitee, as applicable, is expressly intended to be a third party beneficiary of this Section 8.2.

Section 8.3     Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, Buyer may assign, without the consent of Seller, any or all of its rights and interests under this Agreement (a) to one or more of Buyer’s Affiliates, (b) to any acquirer of substantially all of the assets of Buyer, (c) as a matter of law to the surviving entity in any merger, consolidation, exchange or reorganization involving Buyer, and (d) as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing in connection with the transactions contemplated by this Agreement, or to any assignee or assignees of such lender, lenders or agent; it being understood and agreed that no such transfer pursuant to Section 8.3 shall in any way release Buyer from its obligations and liabilities under this Agreement. Further, Seller may assign, without the consent of Buyer, any or all of its rights and interests under this Agreement (x) to any acquirer of substantially all of the assets of Seller, (y) as a matter of law to the surviving entity in any merger, consolidation, exchange or reorganization involving Seller, and (z) as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing in connection with the transactions contemplated by this Agreement, or to any assignee or assignees of such lender, lenders or agent; it being understood and agreed that no such transfer pursuant to Section 8.3 shall in any way release Seller from its obligations and liabilities under this Agreement.

Section 8.4     Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Party:

If to Seller:	Ormat International, Inc. 6225 Neil Road Reno NV 89511 U.S.A. Attn: Connie Stechman E-mail: CStechman@ormat.com Copy: President

If to Buyer:	Jon Norling c/o Renewable Energy Trust Capital, Inc. 601 Montgomery Street, Suite 2000 San Francisco, CA 94111

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received: (i) when delivered, if delivered by hand or transmitted by facsimile (with acknowledgment received); (ii) five (5) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested; or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 8.5     Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by Buyer and Seller. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 8.6     Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 8.7     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.8     No Other Representations or Warranties; Specific Performance; Remedies.

(a)     Except for the representations and warranties expressly set forth in this Agreement, Buyer acknowledges that neither Seller nor any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to Seller, the Membership Interests or the Project Company, including the assets or Liabilities of the Project Company.

(b)     Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event such Party’s obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that the other Party shall be entitled to seek the remedy of specific performance. No delay or forbearance by a Party in the exercise or enforcement of any right or remedy hereunder shall be deemed a waiver by such Party its right hereunder to exercise or enforce such right or remedy.

Section 8.9     Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the documents executed in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 8.10     Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.11     Expenses. Unless otherwise provided herein, each of Buyer and Seller agree to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. For the avoidance of doubt and not in limitation of the foregoing, Seller shall pay the fees, costs and expenses of the Project Company that are incurred prior to Closing or that relate to services performed prior to Closing, including the fees, costs and expenses of attorneys, accountants, engineers, consultants and advisors in connection with Seller’s negotiation and preparation of this Agreement and any other related agreements and documents; and Buyer shall pay the fees, costs and expenses of the Project Company that are incurred after the Closing or that relate to services to be performed on or after the Closing, including the fees, costs and expenses of attorneys, accountants, engineers, consultants and advisors in connection with Buyer’s negotiation and preparation of this Agreement and any other related agreements and documents and Buyer’s post-Closing ownership of the Project Company and the operation of the Project.

Section 8.12     Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 8.13     Resolution by Parties. The Parties shall negotiate in good faith and attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the breach, interpretation, termination or validity thereof (a “Dispute”) within thirty (30) days after the date that a Party gives written notice of such Dispute to the other Party.

Section 8.14     Binding Arbitration. Any Dispute that is not settled to the mutual satisfaction of the Parties pursuant to Section 8.13 shall be settled by binding arbitration between the Parties conducted in New York, NY (or such other location as may be agreed to by the Parties) and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect on the date that a Party gives notice of its demand for arbitration under this Section 8.14. The submitting Party shall submit such Dispute to arbitration by providing a written demand for arbitration to the other Party, and the Parties shall select a single neutral arbitrator with significant contract resolution experience. If the Parties cannot agree on a single neutral arbitrator within fifteen (15) Business Days after the written demand for arbitration is provided, then the arbitrator shall be selected by the AAA. The decisions of the arbitrator shall be final and binding upon the Parties in all respects, and shall be the sole and exclusive remedy between the Parties regarding any Dispute submitted to arbitration pursuant to this Section 8.14. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. Buyer and Seller shall each bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator, shall be borne equally by the Parties. The arbitrator shall be instructed to establish procedures such that a decision can be rendered within sixty (60) calendar days of the appointment of the arbitrator. All limitations of damages herein shall be binding upon the arbitrator. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder. The arbitration conducted pursuant hereto shall be confidential. Neither Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by (i) law, rule, applicable regulation, interrogatories, subpoenas, civil investigative demands or other similar legal process, stock exchange rules or disclosure requirement of a Governmental Authority, including the Securities and Exchange Commission, or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award.

Section 8.15     Exceptions to Arbitration Obligation. The obligation to arbitrate shall not be binding upon any Party with respect to (i) requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by mediation or arbitration of the actual Dispute, or (ii) actions to collect payments not subject to a bona fide Dispute.

Section 8.16     Consent to Jurisdiction; Waiver of Jury Trial.

(a)     Subject to Section 8.14, each of the Parties irrevocably submits to the jurisdiction of (i) state courts of the State of New York located in New York County and (ii) the Federal courts located in the City of New York, in the State of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 8.4 will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York or (ii) the Federal courts located in the City of New York, in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

(b)     EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 8.17     Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies, against the other Party.

Section 8.18     Counterparts. This Agreement may be executed by facsimile or pdf and in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party hereto agrees to be bound by its facsimile or pdf signature.

Section 8.19     Release. From and after Closing, Seller (on behalf of itself it Affiliates and each of their successors and assigns) hereby releases and forever discharges the Project Company from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, Liabilities of whatever kind or nature in Law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, which Seller or any Affiliate of Seller ever had, now has or hereafter may have against the Project Company arising on or prior to the Closing; provided, however, nothing in this Section 8.19 shall operate to release any obligations under this Agreement, any other Transaction Document or any arrangement set forth on Schedule 8.19.

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IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interest Purchase and Sale Agreement to be executed as of the date first above written.

BUYER: RET HOLDINGS, LLC By: /s/ Karen Morgan Name: Karen Morgan Title: Preident and C.O.O.
SELLER: ORMAT NEVADA INC. By: /s/ Connie Stechman Name: Connie Stechman Title: Assistant Secretary